SECOND AMENDED SCHEDULE A

TO THE FUND RISK MANAGEMENT AND OVERSIGHT AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST AND

CARNE GLOBAL FINANCIAL SERVICES (US) LLC

LIST OF FUNDS

The following series of the Trust now in existence and listed below (each series a “Fund” and collectively, the “Funds”:

Effective as of September 14, 2016

FUND NAMES

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

ADVISERS INVESTMENT TRUST	CARNE GLOBAL FINANCIAL SERVICES (US) LLC

/s/ Dina Tantra	/s/ Scott Craven Jones
Name: Dina Tantra	Name:Scott Craven Jones
Title: President	Title:Director